Franklin Credit Management Corporation S-8
Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Franklin Credit Management Corporation on Form S-8 of our report dated March 29, 2012, except Note 15, as to which the date is September 17, 2012, with respect to our audits of the financial statements of Franklin Credit Management Corporation as of December 31, 2011 and 2010 and for the years then ended, appearing in the Annual Report of Franklin Credit Management Corporation for the year ended December 31, 2011.

/s/ Marcum llp

New York, NY
October 16, 2012